Exhibit 10.51

THERAVANCE, INC. 2004 EQUITY INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK AWARD

You have been granted restricted shares of Common Stock of Theravance, Inc. (the “Company”) on the following terms:

Name of Recipient:	«Name»

Base Shares:	«BaseShares»

Total Number of Shares Granted:	«TotalShares»

Date of Grant:	«DateGrant»

Base Value:	«Base Value»

Expiration Date:	«ExpDate»

Vesting Schedule:

Vesting of the shares is dependent upon achievement of both the performance-based conditions and service-based conditions set forth below, both of which must be satisfied in order for the shares to vest.

Performance-Based Conditions

Upon achievement prior to the Expiration Date of performance targets with the aggregate number of points set forth in the table below, the performance-based conditions will be achieved with respect to the number of shares indicated in the table below:

Aggregate Number of Points	Number of Shares
x Base Shares (“Tranche 1”)
x Base Shares (“Tranche 2”)
x Base Shares (“Tranche 3”)

The following performance targets and points associated with each performance target will apply to this award:

Performance Target	Number of Points Related to Performance Target

A performance target will not be deemed achieved unless and until the Compensation Committee certifies in writing that the performance target has been achieved.  Minutes of a Compensation Committee meeting or an action by unanimous written consent with resolutions approving achievement constitute written certification.

Service-Based Conditions

Subject to achievement of the performance-based conditions described above, the service-based conditions applicable to the shares will be satisfied if you remain in continuous service as an employee of the Company, a Parent, a Subsidiary or an Affiliate (“Service”) from the Date of Grant until the following date:

•                  Tranche 1 — The first Company Vesting Date on or after «Tranche 1 Service Condition».

•                  Tranche 2 — The first Company Vesting Date on or after «Tranche 2 Service Condition».

•                  Tranche 3 - The first Company Vesting Date on or after «Tranche 3 Service Condition».

A “Company Vesting Date” means February 20, May 20, August 20 or November 20.

A share will be considered “vested” when both the performance-based conditions and the service-based conditions applicable to the share have been satisfied.

You and the Company agree that these shares are granted under and governed by the terms and conditions of the Theravance, Inc. 2004 Equity Incentive Plan (the “Plan”) and of the Agreement that is attached to and made a part of this document.  Capitalized terms not defined herein have the meaning ascribed to such terms in the Plan.

You further agree that the Company may deliver by email all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements).  You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company.  If the Company posts these documents on a web site, it will notify you by email.

You agree to cover the applicable withholding taxes as set forth more fully herein.

2

THERAVANCE, INC. 2004 EQUITY INCENTIVE PLAN:
RESTRICTED STOCK AGREEMENT

Payment for Shares

The shares have been awarded to you in consideration of your past service to the Company and no payment is required for the shares that you are receiving, except for satisfying any withholding taxes that may be due as a result of the grant of this award or the vesting or transfer of the shares.

Transfer

On the terms and conditions set forth in the Notice of Restricted Stock Award and this Agreement, the Company agrees to transfer to you the number of shares of its Common Stock set forth in the Notice of Restricted Stock Award.

Vesting

The shares will vest as shown in the Notice of Restricted Stock Award.

The shares are eligible for vesting acceleration under the Company’s Change in Control Severance Plan and 2009 Change in Control Severance Plan (each, a “Severance Plan”) to the extent you are eligible to participate in either such Severance Plan. However, notwithstanding the fact that the Severance Plans provide for vesting acceleration of all unvested shares under certain circumstances, the number of unvested shares subject to this award that are eligible for vesting acceleration under the Severance Plans will be reduced as follows:

•                  If the performance-conditions applicable to any unvested shares have been satisfied and the shares are unvested solely because the service-based conditions have not yet been satisfied, all of those unvested shares (“Performance Shares”) will be eligible for vesting acceleration pursuant to a Severance Plan regardless of the Change in Control Value (as defined below). Any unvested shares (determined as of the date vesting would otherwise occur pursuant to a Severance Plan) that are not Performance Shares shall be referred to as the “Remaining Unvested Shares.”

•                  If the Change in Control Value is less than or equal to the Base Value (as defined below), none of the Remaining Unvested Shares will be eligible for vesting acceleration pursuant to a Severance Plan.

•                  If the Change in Control Value is greater than the Base Value but less than two times the Base Value, the number of Remaining Unvested Shares that are eligible for vesting acceleration pursuant to a Severance Plan will be equal to 1% of the Remaining Unvested Shares for each 1% (rounded down to the nearest whole percent) that the Change in Control Value is greater than the Base

Value.

•                  If the Change in Control Value is equal to or greater than two times the Base Value, all of the Remaining Unvested Shares will be eligible for vesting acceleration pursuant to a Severance Plan.

“Base Value” means the Base Value specified in the Notice of Restricted Stock Award, which is equal to the closing price of the Company’s Common Stock on the Date of Grant. In the event of a stock split or any other event described in Section 11.1 of the Plan, a corresponding adjustment will be made in the Base Value.

“Change in Control Value” means the total per share value to be received by a holder of the Company’s Common Stock in a Change in Control (as defined in the applicable Severance Plan), determined as of the closing date of the Change in Control. Any non-cash transaction proceeds will be valued by the Compensation Committee in good faith using, if applicable, the same valuation methodology set forth in the definitive agreement evidencing the Change in Control. To the extent not all of the transaction proceeds will be paid at closing (for example, because of an escrow or earn-out arrangement), the Compensation Committee will take into account reasonable discounts for the time value of money, the risk of forfeiture or non-achievement of future payment milestones and other contingencies in order to determine the Change in Control Value as of the closing date. The Compensation Committee’s good faith determination of the Change in Control Value will be final and binding.

No additional shares vest after your Service has terminated for any reason, except as set forth in the Notice of Restricted Stock Award, in this Agreement or, to the extent you are eligible to participate in a Severance Plan, in a Severance Plan.

It is intended that vesting in the shares is commensurate with a full-time work schedule. For possible adjustments that may be made by the Company, see the Section below entitled “Leaves of Absence and Part-Time Work.”

Shares Restricted

Unvested shares will be considered “Restricted Shares.”

You may not sell, transfer, pledge or otherwise dispose of any Restricted Shares without the written consent of the Company, except as provided in the next sentence. You may transfer Restricted Shares to your spouse, children or grandchildren or to a trust established by you for the benefit of yourself or your spouse, children or grandchildren. However, a transferee of Restricted Shares must agree in writing on a form prescribed by the Company to be bound by all provisions of this Agreement.

Forfeiture

If your Service terminates for any reason, then your shares will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination of your Service. This means that the Restricted Shares will revert to the Company. You receive no payment for Restricted Shares that are forfeited. The Company determines when your Service terminates for this purpose.

Even if your Service has not terminated, all shares that are Restricted Shares on the Expiration Date set forth in the Notice of Restricted Stock Award will be forfeited to the Company, except to the extent the performance-based conditions applicable to the Restricted Shares were achieved prior to the Expiration Date. To the extent some of the performance-based conditions applicable to the Restricted Shares were achieved prior to the Expiration Date, then those Restricted Shares will remain eligible to vest based on the service-based conditions applicable to those shares.

Leaves of Absence and Part-Time Work

For purposes of this award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. If your leave of absence (other than a military leave) lasts for more than 6 months, then vesting will be suspended on the day that is 6 months and 1 day after the leave of absence began. Vesting will resume as of the second Company Vesting Date after you return from leave of absence provided you have worked at least one day during that vesting period. In this regard, if the Compensation Committee certifies achievement of performance-based conditions applicable to a share while vesting is suspended, then the performance-based conditions applicable to the share will be deemed achieved on the date vesting resumes and the service-based conditions applicable to the share will be measured from such date.

In the case of all leaves, your Service terminates when the approved leave ends, unless you immediately return to active work.

If you and the Company agree to a reduction in your scheduled work hours, then the Company reserves the right to modify the rate at which the shares vest, so that the rate of vesting is commensurate with your reduced work schedule. Any such adjustment shall be consistent with the Company’s policies for part-time or reduced work schedules or shall be pursuant to the terms of an agreement between you and the Company pertaining to your reduced work schedule.

The Company shall not be required to adjust any vesting schedule pursuant to this subsection.

Stock Certificates

The Restricted Shares are issued in book-entry form, registered in your name, and held in escrow at the Company’s designated brokerage pending the date on which shares vest. After shares vest, the Company will release from escrow the number of shares of Common Stock representing your vested shares, registered in your name or in the name of your legal representatives, beneficiaries or heirs, as the case may be.

Voting Rights	You may vote your shares even before they vest.

Dividend Rights

Any cash dividends distributed with respect to Restricted Shares shall be subject to the same terms and conditions as apply to the Restricted Shares to which they relate and shall be paid to you (less all applicable withholding taxes) promptly upon vesting.

Withholding Taxes

No shares will be released to you unless you have made arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of this award or the vesting of the shares. Prior to the relevant taxable event, you shall pay or make adequate arrangements satisfactory to the Company to satisfy all withholding obligations for applicable taxes.

At your discretion, these arrangements may include (a) payment in cash, (b) payment from the proceeds of the sale of shares through a Company-approved broker or (c) withholding shares of Company stock that otherwise would be released to you upon vesting, provided that the Company, acting through the Board of Directors or Compensation Committee, may provide prospectively that it no longer authorizes (c) withholding of shares.

If the Company satisfies the withholding tax obligation by withholding a number of shares of Common Stock as described above, you will be deemed to have received the full number of shares released from restrictions, including the number of shares withheld to satisfy tax withholding obligations, and the fair market value of these shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the withholding taxes.

You acknowledge that the proceeds of a sale pursuant to (b) above or withholding pursuant to (c) above may not be sufficient to satisfy your withholding obligations. To the extent the proceeds from such sale are insufficient to cover the taxes due, the Company may in its discretion withhold the balance of all applicable taxes legally payable by you from your wages or other cash compensation paid to you by the Company.

Restrictions on Resale

You agree not to sell any shares at a time when applicable laws, regulations, Company policies (including the Company’s Insider Trading Policy, a copy of which can be found on the Company’s intranet) or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

No Retention Rights

Your award or this Agreement does not give you the right to be employed or retained by the Company, a Parent, a Subsidiary or an Affiliate in any capacity. The Company and its Parent, Subsidiaries and Affiliates reserve the right to terminate your Service at any time, with or without cause.

Additional or Exchanged Securities and Property

In the event of a merger or consolidation of the Company with or into another entity, any other corporate reorganization, a stock split, the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, a recapitalization or a similar transaction affecting the Company’s outstanding Common Stock, any securities or other property (including cash or cash equivalents) that are by reason of such transaction exchanged for, or distributed with respect to, any Restricted Shares shall be subject to the same terms and conditions (including, without limitation, vesting and forfeiture) as are applicable to the Restricted Shares under this Agreement and the Plan. Appropriate adjustments to reflect the exchange or distribution of such securities or property shall be made to the number and/or class of the Restricted Shares.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to Delaware choice-of-law provisions).

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

BY ACCEPTING THIS RESTRICTED STOCK AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.